Exhibit 15.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-145098 and No. 333-149916) of FreeSeas, Inc. of our report dated April 14, 2009 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.
PricewaterhouseCoopers S.A.
Athens, Greece
April 14, 2009